UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

November 3, 2014
Date of Report (Date of earliest event reported)

NPS PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)
Delaware	0-23272	87-0439579
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)
550 Hills Drive
Bedminster, NJ 07921
(Address of principal executive offices)
(908) 450-5300
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(d)

On November 3, 2014, the Board of Directors (the “Board”) of NPS Pharmaceuticals, Inc. (the “Company”) increased the number of directors on the Board from eight to nine and appointed Pierre Legault as a director to fill the newly-created vacancy on the Board. Mr. Legault, 54, currently serves as Chief Executive Officer of NephroGenex, Inc., and is a member of that company’s board of directors.

In connection with Mr. Legault’s appointment, the Board approved a grant of 20,257 options to Mr. Legault under the Company’s 2014 Omnibus Equity Compensation Plan. The options will vest over four years and become exercisable 25% on the first anniversary of the date of grant and 6.25% every three months thereafter. Mr. Legault will also participate in the Company’s non-employee director compensation program.

Mr. Legault has been appointed to serve on the Audit Committee of the Board. There are no arrangements or understandings between Mr. Legault and any other person pursuant to which Mr. Legault was appointed as a director. In addition, there have been no transactions involving the Company or any of its subsidiaries in which Mr. Legault has or will have a direct or indirect material interest that are required to be disclosed under Item 404(a) of Regulation S-K.

On November 4, 2014, the Company issued a press release announcing Mr. Legault’s appointment to the Board, which is attached as Exhibit 99.1.

Item  9.01.    Financial Statements and Exhibits.

(d)    Exhibits

Exhibit No.	Description
99.1	Press Release of NPS Pharmaceuticals, Inc. dated November 4, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	November 4, 2014	NPS PHARMACEUTICALS, INC.

		By:	/s/ CHRISTINE MIKAIL
Christine Mikail
Senior Vice President, Legal Affairs, General
Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release of NPS Pharmaceuticals, Inc. dated November 4, 2014